Exhibit 99.1

United States Oil and Gas Corp Reports Financial Results for Quarter

AUSTIN, TX, November 18, 2011 -- United States Oil and Gas Corp (OTCQB: USOG) announced the filing of its Quarterly Report on Form 10-Q and its financial results for the three and nine months ended September 30, 2011.  The following are highlights from the report.

The Company reported third quarter revenue of $1.7 million, a 1% increase compared to $1.7 million in restated sales for the third quarter of 2010. Net loss for the quarter was $427,000 compared to a $75,000 loss during the same period in 2010.

The Company considers a number of liquidity and working capital performance ratios in evaluating its financial condition.  The following table includes certain ratios, working capital information, and summarized cash flows for use in understanding current liquidity and recent trends in this area:

Liquidity and Non-GAAP Working Capital Performance Measures
	September 30, 2011	December 31, 2010
Ratio of current assets to current liabilities – continuing operations	0.10	0.14
Ratio of total assets to total liabilities – continuing operations	0.46	0.54
Working capital (current assets minus current liabilities) – continuing operations	$(2,451,000)	$(2,630,000)

Net cash provided by (used in) the nine months ended:	September 30, 2011	September 30, 2010
Operating activities	$(262,000)	$13,000
Investing activities	(205,000)	(83,430)
Financing activities	474,000	167,000
Earnings before taxes, interest, depreciation/amortization gain/loss on convertible debt (Modified EBITDA) – continuing operations	$(634,000)	$(522,000)

Balance sheet ratios and working capital declined slightly during the three months ended September 30, 2011 primarily due to consolidated operating losses.

The Company uses a modified EBITDA number as a key performance measure. Modified EBITDA is net income adjusted by removing tax expense, interest expense, depreciation and amortization expense, amortization of discount on convertible debt, and gain and loss on the conversion of debt. The Company feels that this provides an accurate and useful measure of performance because it eliminates non-cash expenses that are largely unrelated to operations. Modified EBITDA is a non-GAAP financial measure. The following presents a reconciliation of the Company’s modified EBITDA to Net Income:

	Three months ended September 30,
	2011	2010
Modified EBITDA – continuing operations	$(233,000)	$(85,000)
Income Tax Expense	-	-
Net Interest (Income)/Expense	(46,000)	(18,000)
Depreciation Expense	(22,000)	(30,000)
Amortization Expense	(20,000)	(20,000)
Amortization of discount on convertible debt	(90,000)	(15,000)
Loss on Conversion of Debt	(16,000)	93,000
Net Income from continuing operations:	$(427,000)	$(75,000)

The modified EBITDA balance for the three months ended September 30, 2011 was a loss of $50,000 compared to a gain of $95,000 for the same period in 2010. The difference is primarily attributable to the variance in operating income/loss which was a loss of $142,000 for the three months ended September 30, 2011 and was a profit of $12,000 for the same period in 2010.

As noted above, this Quarterly Report on Form 10-Q for the period ended September 30, 2011 included for the first time, restated figures for the three and nine month periods ended September 30, 2010. The Notes to the financial statements included in the Form 10-Q detail all the adjustments. In sum, Total Assets and Liabilities and Stockholders’ Deficit were reduced by $409,000 to $7.1 million, which included discontinued operations. Net loss increased by $220,000 to $612,000.

One source of the restatements was the application of the purchase price for the acquisition of United Oil and Gas. Significant adjustments from this were the $357,809 reclassification of purchase price from fixed assets to goodwill.  The second source of restatement was the reclassification of $99,013 of Additional Paid In Capital primarily to Preferred Convertible Shares. Finally, there was a significant restatement of expense due the proper GAAP accounting for several Derivative Instruments the Company has on its balance sheet. These are Convertible Notes Payable that have a variable conversion feature that is dependent on the price of the stock at the time of conversion. This primarily resulted in a derivative liability of $711,340, a loss on the valuation of the derivative at period end of $97,163, discounts to notes payable of $232,801, and amortization expense of $67,366. All of these adjustments were made to the financial statements for the three months ended March 31, 2010 and were presented in the Form 10-Q for the period ended March 31, 2011. However, there are some additional adjustments related to the derivative liability for the three and nine months ended September 30, 2010. Adjustments also include reclassifications for discontinued operations. The discontinued operations adjustments were a part of the adjustments since the Company is required to retroactively adjust the presentation of prior period financial statements for discontinued operations. Discontinued operations were a result of the sale of subsidiary Turnbull Oil on October 1, 2011.

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company headquartered in Austin, Texas. Through our subsidiary, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1226
investor.relations@usaoilandgas.com